Exhibit 99.1

Priceline.com Reports Financial Results for 4th Quarter and Full-Year 2009

NORWALK, Conn., Feb. 17 /PRNewswire-FirstCall/ — Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 4th quarter and full year 2009. Gross travel bookings for the 4th quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, were $2.26 billion, an increase of 52.9% over a year ago.

Priceline.com had revenues in the 4th quarter of $541.8 million, a 33.4% increase over a year ago. The Company’s international operations contributed revenues in the 4th quarter of $222.9 million, a 74.9% increase versus a year ago (approximately 63% on a local currency basis). Priceline.com’s gross profit for the 4th quarter was $313.2 million, a 52.7% increase from the prior year. The Company’s international operations contributed gross profit in the 4th quarter of $222.1 million, a 75.5% increase versus a year ago (approximately 63% growth on a local currency basis). The Company’s operating income in 4th quarter 2009 was $117.9 million, a 141.4% increase from the prior year. Priceline.com had GAAP net income for the 4th quarter of $78.5 million or $1.55 per diluted share, which compares to $34.1 million or $0.75 per diluted share in the same period a year ago.

Pro forma EBITDA for the 4th quarter 2009 was $133.2 million, an increase of 75% over the prior year.  Pro forma net income in the 4th quarter was $101.6 million or $1.99 per diluted share, compared to $1.29 per share a year ago. First Call analyst consensus for the 4th quarter 2009 was $1.68 per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

For full-year 2009, priceline.com had revenues of $2.34 billion, a 24.1% increase over 2008. Priceline.com’s gross profit for 2009 was $1.26 billion, a 31.9% increase from the prior year. The Company’s 2009 operating income was $470.8 million, a 62.7% increase from the prior year.  Priceline.com had GAAP net income for full-year 2009 of $489.5 million or $9.88 per diluted share, which compares to $182.2 million or $3.74 per diluted share in 2008. GAAP net income for 2009 was positively affected by a $183.3 million non-cash tax benefit from reversing a portion of the valuation allowance related to the Company’s net operating loss carry forwards. The valuation allowance was reversed to reflect the amount of deferred tax asset that is estimated to be more likely than not to be realized after taking into consideration current operating results and future estimated taxable income.  Pro forma EBITDA for 2009 was $547.7 million, an increase of 45.1% over a year ago. Pro forma net income for 2009 was $425.2 million or $8.52 per diluted share, compared to $5.96 per share a year ago.

“Worldwide gross travel bookings growth accelerated in the 4th quarter due to strong underlying fundamentals, weak results in the prior year period amidst the global recession and improving currency and ADR comparisons,” said priceline.com’s President and Chief Executive Officer Jeffery H. Boyd.  “Hotel room nights booked grew 59.9% on a global basis, representing share gains for Booking.com, priceline.com and Agoda.com.  Our international business grew gross travel bookings at 81% (69.5% in local currency) as it continued to benefit from geographic expansion, increased hotel supply and consumer shift to online bookings.  Domestic gross bookings grew 20.6% in the quarter and the business seems well positioned to compete in an environment where pricing is more stable and where our competition will soon anniversary the conversion benefit of matching priceline.com’s fee cut initiatives.”

Looking forward, Mr. Boyd said, “Throughout 2010, we intend to maintain our focus on building our global hotel platform and strengthening our brands by adding hotel supply, expanding in attractive geographic markets, pursuing integration opportunities and adding content and innovative functionality.  The business continues to perform well as economic conditions have stabilized; however, we do expect growth rates to decelerate going forward, particularly in the second half, as we begin to compare against periods of relatively stronger business performance.”

Priceline.com said it was targeting the following for 1st quarter 2010:

•      Year-over-year increase in total gross travel bookings of approximately 42% - 48%.

•      Year-over-year increase in international gross travel bookings of approximately 65% - 73% (an increase of approximately 56% - 64% on a local currency basis).

•      Year-over-year increase in domestic gross travel bookings of approximately 10% - 15%.

•      Year-over-year increase in revenue of approximately 23% - 27%.

•      Year-over-year increase in gross profit of approximately 50%.

•      Pro forma EBITDA of approximately $97 million to $107 million.

•      Pro forma net income of between $1.54 and $1.64 per diluted share.

Pro forma guidance for the 1st quarter 2010:

•      excludes non-cash amortization expense of acquisition-related intangibles,

•      excludes non-cash stock-based compensation expense,

•      excludes non-cash interest expense and gains or losses on debt extinguishment, if any, related to cash settled convertible debt,

•      excludes non-cash income tax expense and reflects the impact on income taxes of certain of the pro forma adjustments,

•      excludes the impact, if any, of charges or benefits associated with judgments, rulings and/or settlements related to hotel occupancy tax proceedings,

•      includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding related to outstanding convertible notes, and

•      includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

In addition, pro forma EBITDA excludes depreciation and amortization expense and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase pro forma EBITDA over GAAP net income by approximately $50 million in the 1st quarter 2010.  In addition, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $25 million in the 1st quarter 2010. On a per share basis, the Company estimates GAAP net income of approximately $1.04 to $1.14 per diluted share for the 1st quarter 2010.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Company’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

• adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease, such as the recent swine flu outbreak;

• adverse changes in the Company’s relationships with airlines and other product and service providers and vendors which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

• fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

• the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents toward the end of 1st quarter 2009 in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering;

• an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which the Company is involved;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• our ability to expand successfully in international markets;

• the ability to attract and retain qualified personnel;

• difficulties integrating recent or future acquisitions, such as the 4th quarter 2007 acquisition of Agoda, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

• the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

• systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

• legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma EBITDA represents GAAP net income excluding depreciation and amortization expense, interest income and expense, equity in income and loss of investees, income attributable to noncontrolling interests and income taxes and the pro forma adjustments relating to stock-based compensation expense and related payroll taxes, gains and losses on debt extinguishment, charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings and the non-recurring favorable litigation settlement relating to credit card processing costs described below.

Pro forma EBITDA, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma EBITDA, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma EBITDA and pro forma net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

Pro forma financial information is adjusted for the following items:

•      Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•      Cash benefit associated with the favorable resolution of litigation related to credit card processing costs is excluded because of the non-recurring nature of the settlement.

•      Charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings are excluded because the amount and timing of these items are unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•      Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•      Payroll tax expense related to stock-based compensation is excluded for 2008 because the expense is driven primarily by stock option exercise and share award vesting activity and the market price of priceline.com’s common stock and often shows volatility unrelated to operating results. As of January 1, 2009, we no longer exclude payroll tax expense related to stock-based compensation due to its relative insignificance to our consolidated financial statements.

•      Interest expense related to the amortization of debt discount and gains or losses on debt extinguishment recorded in 2009, and in 2008 on a retrospective basis, related to cash settled convertible debt are excluded because they are non-cash in nature. In accordance with the related accounting standards, certain debt issuance costs were reclassified to equity and are therefore no longer amortized in GAAP or pro forma earnings (as of January 1, 2009).

•      Income tax expense is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards. Income tax expense is also adjusted to exclude the $183.3 million non-cash tax benefit from reversing a portion of the deferred tax asset valuation allowance primarily in 3rd quarter 2009.

•      Net income attributable to non-controlling interests is adjusted for the impact of certain of the pro forma adjustments described above.

•      For calculating pro forma net income per share:

•      net income is adjusted for the impact of the pro forma adjustments described above.

•      fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” related to priceline.com’s convertible securities that increase the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•      all unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 32 languages in over 90 countries in Europe, North America, Asia, the Middle East and Africa. Included in the priceline.com family of companies is Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service. Priceline.com believes that Booking.com is Europe’s largest and fastest growing online hotel reservation service. Booking.com operates in 76 countries in 25 languages and offers its customers access to approximately 78,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service. In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also licenses its business model to independent licensees.

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

		December 31,
	December 31,	2008
	2009	As Adjusted
ASSETS

Current assets:
Cash and cash equivalents	$202,141	$364,550
Restricted cash	1,319	2,528
Short-term investments	598,014	98,888
Accounts receivable, net of allowance for doubtful accounts of $5,023 and $8,429, respectively	118,659	92,328
Prepaid expenses and other current assets	36,828	23,463
Deferred income taxes	65,980	12,142
Total current assets	1,022,941	593,899

Property and equipment, net	30,489	29,404
Intangible assets, net	172,080	193,231
Goodwill	350,630	326,863
Deferred income taxes	253,700	153,955
Other assets	4,384	15,069

Total assets	$1,834,224	$1,312,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$60,568	$46,290
Accrued expenses and other current liabilities	127,561	77,713
Deferred merchant bookings	60,758	29,664
Convertible debt	159,878	317,910
Total current liabilities	408,765	471,577

Deferred taxes	43,793	48,933
Other long-term liabilities	24,052	18,010
Total liabilities	476,610	538,520

Convertible debt	35,985	75,075

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 52,446,173, and 47,664,766 shares issued, respectively	405	367
Treasury stock, 6,865,119 and 6,685,048 shares, respectively	(510,970)	(493,555)
Additional paid-in capital	2,289,867	2,176,556
Accumulated deficit	(454,673)	(944,145)
Accumulated other comprehensive income	(3,000)	(40,397)
Total stockholders’ equity	1,321,629	698,826

Total liabilities and stockholders’ equity	$1,834,224	$1,312,421

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2009		December 31, 2009
		2008		2008
	2009	As Adjusted	2009	As Adjusted

Merchant revenues	$317,407	$268,816	$1,447,576	$1,218,162
Agency revenues	220,496	132,973	868,395	648,792
Other revenues	3,850	4,252	22,241	17,852
Total revenues	541,753	406,041	2,338,212	1,884,806

Cost of revenues	228,564	200,976	1,077,449	928,835

Gross profit	313,189	205,065	1,260,763	955,971

Operating expenses:
Advertising - Offline	5,978	7,779	36,270	38,032
Advertising - Online	92,054	55,761	365,381	270,713
Sales and marketing	17,655	20,233	81,238	77,948
Personnel, including stock-based compensation of $7,944, $11,452, $40,671, and $40,522, respectively	44,819	41,998	180,152	163,785
General and administrative	19,673	15,749	68,555	55,267
Information technology	5,137	4,268	19,139	17,956
Depreciation and amortization	10,011	10,444	39,193	42,796

Total operating expenses	195,327	156,232	789,928	666,497

Operating income	117,862	48,833	470,835	289,474

Other income (expense):
Interest income	528	1,521	2,223	11,660
Interest expense	(4,863)	(7,532)	(24,084)	(34,853)
Foreign currency transactions and other	(5,389)	11,333	(6,672)	9,824
Total other income (expense)	(9,724)	5,322	(28,533)	(13,369)

Earnings before income taxes and equity in income (loss) of investees	108,138	54,155	442,302	276,105
Income tax benefit (expense)	(29,683)	(19,962)	47,168	(90,171)
Equity in income (loss) of investees	—	(47)	2	(310)
Net income	78,455	34,146	489,472	185,624
Less: net income attributable to noncontrolling interests	—	—	—	3,378

Net income applicable to common stockholders of priceline.com Incorporated	$78,455	$34,146	$489,472	$182,246

Net income applicable to common stockholders per basic common share	$1.77	$0.84	$11.54	$4.64

Weighted average number of basic common shares outstanding	44,350	40,504	42,406	39,299

Net income applicable to common stockholders per diluted common share	$1.55	$0.75	$9.88	$3.74

Weighted average number of diluted common shares outstanding	50,570	45,550	49,522	48,671

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
		2008
	2009	As Adjusted
OPERATING ACTIVITIES:
Net income	$489,472	$185,624

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,491	14,388
Amortization	24,702	28,680
Provision for uncollectible accounts, net	3,227	13,113
Reversal of valuation allowance on deferred tax asset	(183,272)	—
Other deferred income taxes	30,990	19,899
Stock-based compensation expense	40,671	40,522
Amortization of debt issuance costs	2,465	2,525
Amortization of debt discount	18,203	26,669
Loss (gain) on extinguishment of debt	1,048	(6,014)
Equity in (income) loss of investees	(2)	310
Loss on impairment of investment	—	843
Changes in assets and liabilities:
Accounts receivable	(22,767)	(42,888)
Prepaid expenses and other current assets	(979)	(5,153)
Accounts payable, accrued expenses and other current liabilities	86,792	32,245
Other	4,624	4,790
Net cash provided by operating activities	509,665	315,553
INVESTING ACTIVITIES:
Purchase of investments	(922,163)	(196,308)
Maturity of investments	432,184	218,555
Purchase of shares held by noncontrolling interests	—	(154,034)
Additions to property and equipment	(15,106)	(18,322)
Acquisitions and other equity investments, net of cash acquired	(1,500)	(599)
Proceeds from redemption of equity investment in pricelinemortgage.com	8,921	—
Realized loss on foreign currency forward contracts	(5,025)	—
Change in restricted cash	1,229	(1,197)
Net cash used in investing activities	(501,460)	(151,905)
FINANCING ACTIVITIES:
Payments related to conversion of senior notes	(197,122)	(176,943)
Repurchase of common stock	(17,415)	(4,449)
Proceeds from exercise of stock options	43,428	5,507
Excess tax benefit on stock-based compensation	2,149	7,037
Net cash used in financing activities	(168,960)	(168,848)
Effect of exchange rate changes on cash and cash equivalents	(1,654)	(15,609)
Net decrease in cash and cash equivalents	(162,409)	(20,809)
Cash and cash equivalents, beginning of period	364,550	385,359
Cash and cash equivalents, end of period	$202,141	$364,550

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$95,512	$66,948
Cash paid during the period for interest	$4,448	$6,353

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

(In thousands, except per share data)

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA EBITDA

		Three Months Ended December 31,		Year Ended December 31,
			2008		2008
		2009	As Adjusted (1)	2009	As Adjusted (1)

	GAAP Net income applicable to common stockholders of priceline.com, Incorporated	$78,455	$34,146	$489,472	$182,246

(a)	Amortization of acquired intangible assets in Cost of revenues	—	—	—	272
(b)	Favorable litigation settlement related to credit card processing costs	(1,049)	—	(1,049)	—
(c)	Stock-based compensation	7,944	11,452	40,671	40,522
(d)	Charge related to hotel occupancy tax litigation judgement in General and administrative expense	—	—	3,680	—
(e)	Stock-based compensation payroll taxes	—	10	—	719
(f)	Depreciation and amortization	10,011	10,444	39,193	42,796
(g)	Interest expense (income)	884	1,067	3,658	(2,285)
(h)	Amortization related to cash settled convertible debt	3,451	4,944	18,203	25,478
(h)	(Gain) loss on extinguishment of debt	3,784	(5,970)	1,048	(6,014)
(i)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	29,683	19,962	(47,168)	90,171
(j)	Equity in (income) loss of investee	—	47	(2)	310
(k)	Impact on noncontrolling interests of other pro forma adjustments	—	—	—	3,378

	Pro Forma EBITDA	$133,163	$76,102	$547,706	$377,593

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME APPLICABLE TO COMMON STOCKHOLDERS

		Three Months Ended December 31,		Year Ended December 31,
			2008		2008
		2009	As Adjusted (1)	2009	As Adjusted (1)

	GAAP Net income applicable to common stockholders of priceline.com, Incorporated	$78,455	$34,146	$489,472	$182,246

(a)	Amortization of acquired intangible assets in Cost of revenues	—	—	—	272
(a)	Amortization of acquired intangible assets in Depreciation and amortization	6,115	6,855	24,657	28,408
(b)	Favorable litigation settlement related to credit card processing fees	(1,049)	—	(1,049)	—
(c)	Stock-based compensation	7,944	11,452	40,671	40,522
(d)	Charge related to hotel occupancy tax litigation judgement in General and administrative expense	—	—	3,680	—
(e)	Stock-based compensation payroll taxes	—	10	—	719
(h)	Amortization related to cash settled convertible debt	3,451	4,944	18,203	25,478
(h)	(Gain) loss on extinguishment of debt	3,784	(5,970)	1,048	(6,014)
(i)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	2,949	6,792	(151,433)	20,023
(k)	Impact on noncontrolling interests of other pro forma adjustments	—	—	—	(818)

	Pro Forma Net income applicable to common stockholders of priceline.com, Incorporated	$101,649	$58,229	$425,249	$290,836

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME APPLICABLE TO COMMON STOCKHOLDERS PER DILUTED COMMON SHARE

		Three Months Ended December 31,		Year Ended December 31,
			2008		2008
		2009	As Adjusted (1)	2009	As Adjusted (1)

	GAAP weighted average number of diluted common shares outstanding	50,570	45,550	49,522	48,671

(l)	Adjustment for Conversion Spread Hedges	(284)	(1,368)	(505)	(859)
(m)	Adjustment for restricted stock, restricted stock units and performance units	787	1,106	886	989

	Pro Forma Weighted average number of diluted common shares outstanding	51,073	45,288	49,903	48,801

	Net income applicable to common stockholders per diluted common share
	GAAP	$1.55	$0.75	$9.88	$3.74

	Pro Forma	$1.99	$1.29	$8.52	$5.96

(1)	2008 reported “As Adjusted” for new accounting standards related to cash settled convertible debt and noncontrolling interests.

(a)	Amortization of acquired intangible assets is recorded in Cost of revenues and Depreciation and amortization.
(b)	Cash benefit associated with the favorable resolution of litigation related to credit card processing costs is excluded because of the nonrecurring nature of the settlement.
(c)	Stock-based compensation is recorded in Personnel expense.
(d)	Charge related to Texas hotel occupancy tax litigation judgement is recorded in General and administrative expense.
(e)

Stock-based compensation payroll taxes are recorded in General and administrative expense. As of January 1, 2009, we no longer exclude payroll tax expense related to stock-based compensation due to its relative insignificance to our consolidated financial statements.

(f)	Depreciation and amortization are excluded from Net income to calculate EBITDA.
(g)

Interest expense (primarily coupon interest paid on our convertible notes and amortization of deferred issuance costs) and interest income (primarily from cash and marketable securities) are excluded from Net income to calculate EBITDA.

(h)

Non-cash interest expense related to the amortization of debt discount and (gain) loss on debt extinguishment are recorded in Interest expense and Foreign currency transactions and other, respectively.

(i)

Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes (including the non-cash benefit of $183.3 million primarily in 3rd quarter 2009 from the reversal of a portion of the valuation allowance on the Company’s deferred tax asset).

(j)	Equity in (income) loss of investee is excluded from Net income to calculate EBITDA.
(k)	Impact on noncontrolling interests of other pro forma adjustments are recorded in Net income attributable to noncontrolling interests.
(l)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(m)

All shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

priceline.com Incorporated

Statistical Data

In thousands

(Unaudited)

Gross Bookings	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09

Domestic	$602,205	$525,571	$720,968	$872,284	$799,578	$688,923	$851,157	$964,464	$998,715	$830,983
International**	788,478	679,760	1,037,644	1,237,681	1,250,850	792,190	1,092,427	1,414,714	1,724,131	1,433,471
Total	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846	$2,264,454

Agency	$1,042,619	$912,698	$1,370,119	$1,656,775	$1,603,693	$1,108,024	$1,469,956	$1,824,618	$2,130,571	$1,766,295
Merchant**	348,064	292,633	388,493	453,190	446,734	373,089	473,628	554,560	592,275	498,159
Total	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846	$2,264,454

Year/Year Growth
Domestic	19.3%	24.2%	50.6%	59.2%	32.8%	31.1%	18.1%	10.6%	24.9%	20.6%
International	97.9%	113.0%	99.7%	80.1%	58.6%	16.5%	5.3%	14.3%	37.8%	81.0%
excluding F/X impact	83.4%	89.9%	75.0%	55.8%	44.7%	27.6%	23.5%	32.4%	48.5%	69.5%

Agency	73.7%	85.9%	92.8%	80.2%	53.8%	21.4%	7.3%	10.1%	32.9%	59.4%
Merchant	15.0%	16.4%	34.9%	43.6%	28.3%	27.5%	21.9%	22.4%	32.6%	33.5%

Total	54.0%	62.4%	76.1%	70.9%	47.4%	22.9%	10.5%	12.8%	32.8%	52.9%

Units Sold	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09

Hotel Room-Nights	7,964	6,616	9,375	10,879	11,434	9,126	12,785	15,665	17,869	14,593
Year/Year Growth	52.0%	55.1%	57.4%	50.2%	43.6%	38.0%	36.4%	44.0%	56.3%	59.9%

Rental Car Days	2,338	2,002	2,612	2,815	2,333	2,224	3,014	3,237	2,604	2,370
Year/Year Growth	14.4%	11.9%	30.4%	23.6%	-0.2%	11.1%	15.4%	15.0%	11.6%	6.6%

Airline Tickets	819	790	1,169	1,362	1,186	1,135	1,496	1,551	1,544	1,318
Year/Year Growth	23.0%	34.4%	83.0%	98.2%	44.8%	43.7%	28.0%	13.9%	30.2%	16.2%

	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09

Revenue	$417,287	$334,853	$403,180	$513,976	$561,609	$406,041	$462,058	$603,741	$730,660	$541,753
Year/Year Growth	33.1%	28.8%	33.8%	44.4%	34.6%	21.3%	14.6%	17.5%	30.1%	33.4%

Gross Profit	$202,331	$160,152	$181,103	$253,725	$316,078	$205,065	$208,330	$305,238	$434,006	$313,189
Year/Year Growth	63.8%	60.9%	51.3%	61.4%	56.2%	28.0%	15.0%	20.3%	37.3%	52.7%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

** Includes $37.5 million, $32.4 million, $24.2 million, $24.6 million and $13.4 million of Agoda gross bookings in 4Q08, 3Q08, 2Q08, 1Q08 and 4Q07, respectively since acquisition on November 6, 2007.